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                                                                   EXHIBIT 23.8

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement on Form S-4 of Verizon Wireless of the East LP and Verizon Communications Inc. for the registration of a limited partnership interest of Verizon Wireless of the East LP and common stock of Verizon Communications Inc., and to the incorporation by reference therein of our report dated January 31, 2002, except for Note 1, as to which the date is May 31, 2002, with respect to the consolidated financial statements and financial statement schedule of Verizon Communications Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/S/  ERNST & YOUNG LLP

New York, New York
May 31, 2002